Fushi Copperweld Announces 2011 First Quarter Results

BEIJING, May 4, 2011 /PRNewswire-Asia-FirstCall/ -- Fushi Copperweld, Inc. (Nasdaq: FSIN), the leading global manufacturer and innovator of copper-clad bimetallic wire used in a variety of telecommunication, utility, transportation and other electrical applications, today announced financial results for the first quarter ended March 31, 2011.

First Quarter Highlights
•	Increased revenues to $65.9 million, up 10.7% from $59.5 million in the first quarter of 2010;
•	Organic revenue growth of 7.6%;
•	Cash flow from operations of $15.0 million, up 123.9% from $6.7 million in the first quarter of 2010;
•	Cash position at quarter end remains strong at $134.4 million

Revenues for the first quarter of 2011 increased 10.7% to $65.9 million, up from $59.5 million in the prior year quarter due to higher raw material prices and the inclusion of Dalian Jinchuan, partially offset by higher than anticipated destocking activity by the Company's customers.  Organic revenue growth during the first quarter, excluding the contribution from the acquisition of Dalian Jinchuan, was 7.6%.

Gross profit in the 2011 first quarter was $17.1 million compared to $17.8 million a year ago.  Gross margin decreased to 26.0% from 30.0% in the prior year period, due to higher raw material prices, pricing pressure as a result of continued slowdown of the 3G network build out in China, and the inclusion of a full quarter’s results from Dalian Jinchuan, which has a relatively lower margin. Gross margin for the Company’s Dalian cladding facility was 32.6% compared to 36.5% in the prior year period while gross margin for the Company's Fayetteville, TN facility decreased to 8.9% in the first quarter of 2011 from 13.0% in the first quarter of 2010 as supply chain destocking drove lower volumes.

Operating expenses in the first quarter increased to $6.7 million, compared to $5.0 million in the prior year's quarter.  The increase in operating expenses is primarily related to the Company’s 2010 audit fee of $800,000 for which the audit was performed in the first quarter of 2011, and approximately $750,000 in advisor fees related to the Company’s privatization offer.  On a percentage basis, operating expenses in the first quarter of 2011 increased to 10.1% of revenues from 8.4% in the first quarter of 2010.  The Company expects audit fees to return to more normalized levels for the remaining quarters of the year.

Net income for the 2011 first quarter was $6.8 million, or $0.18 per diluted share. This compares with net income of $9.1 million, or $0.26 per diluted share, in the first quarter of 2010. Excluding all non-cash gains and expenses and one-time, non-recurring losses, adjusted net income was $7.0 million or $0.18 per diluted share in the first quarter of 2011, compared to adjusted net income of $10.7 million or $0.30 per diluted share, in the prior year first quarter.

The Company’s effective income tax rate for the first quarter of 2011 was 33.5% compared with an effective income tax rate of 10.4% in the year ago period, which is mainly due to the change of income tax rate from 12.5% in 2010 to 25% in 2011 for the Company’s subsidiary, Fushi International (Dalian) Bimetallic Cable Co. Ltd., as a result of the expiration of the tax holiday.  The Company continues to expect the effective income tax rate for the 2011 full-year to be 25%.

Fully diluted share count increased 8.8% in the first quarter of 2011 to 38.4 million from 35.3 million a year ago, primarily as a result of the Company's secondary offering during the first quarter of 2010.

During the three months ended March 31, 2011, the Company generated $15.0 million in net cash from operating activities, compared to $6.7 million in the comparable period in 2010.

As of March 31, 2011, the Company’s cash position was $134.4 million, an increase of 9.3% from $123.0 million as of December 31, 2010. Accounts receivable at March 31, 2011 was $63.0 million, compared to $65.8 million at December 31, 2010. Long-term debt totaled $5.5 million as of March 31, 2011, compared to $5.7 million at December 31, 2010.

Joe Longever, co-Chief Executive Officer of Fushi Copperweld, commented, “Our first quarter is typically our slowest period of the year, and our results for the period reflect this seasonality combined with an improving but still uncertain economic environment, as the continued slowdown in the Chinese 3G build-out and our sales mix again reflects a shift to more utility customers. We have also seen a break from typical buying patterns, with customers continuing to draw down on their inventories and restocking at only minimal levels. While infrastructure spending priorities continue to shift and raw material pricing remains volatile, we continue to see customers attracted to our unique products for their technological superiority and economic value.”

Mr. Longever continued, “Looking ahead, we expect these conditions to continue, namely a slowly improving global economic recovery marked by resurgence in some markets and continued struggling in others.  We remain focused on expanding our business globally while maintaining our strong balance sheet and liquidity position, and believe our recent acquisitions and investments will enable us to benefit from the growing opportunities across each of our markets long-term.”

Outlook

Based on current business trends, the Company reiterates its previously announced annual guidance of fully diluted earnings per share between $1.15 and $1.25 based on an estimated weighted average diluted share count of 38.2 million shares, and an effective income tax rate of 25.0%.  The Company expects profitability in subsequent quarters to improve over the first quarter due to higher revenues with the absence of the Chinese New Year, continued higher raw material prices, increased global demand and the increased capability to meet that demand.

Conference Call

The Company will conduct a conference call to discuss the first quarter 2011 results today, Wednesday, May 4, 2011, at 8:30 am ET. To participate, the conference call may be directly accessed from the U.S. and Canada at 1-866-223-7781 and accessed internationally at 1-416-340-8018.  A live webcast of the conference call will also be available at www.fushicopperweld.com on the Investor Relations section. A replay of the call will be available at www.fushicopperweld.com.

Reconciliation of Non-GAAP Financial Measures

Our net income was materially impacted by certain non-cash expenses and one-time events. To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use EPS as adjusted for the impact of non-cash expense related to stock-based compensation, gain on cross-currency interest swap derivative and loss on extinguishment of HY notes. These Company-defined adjusted measures are being provided because management believes they are useful in analyzing the underlying operating performance of the business. These measures may be inconsistent with similar measures presented by other companies and should only be used in conjunction with our results reported according to accounting principles generally accepted in the United States. A reconciliation of earnings per share as reported and operating income as reported to adjusted non-GAAP earnings per share and adjusted non-GAAP operating income follows.

	Q1 2011	Q1 2010

Net income	$6,826,285	$9,072,539

Reconciliation items:
Non-cash expense (income):

Compensation cost (stock based award)	174,252	193,057

One time non-occuring loss (income)
Loss on extinguishment of HY notes		2,395,778
Gain on cross-currency interest swap derivative		(128,861)

Income tax impact of reconciliation items		(836,391)

Adjusted to Non-GAAP Net income	$7,000,537	$10,696,122

GAAP Earnings per share
Basic	$0.18	$0.26
Diluted	$0.18	$0.26

Non-GAAP Earnings per share
Basic	$0.18	$0.31
Diluted	$0.18	$0.30

Shares for Basic EPS calculation	38,151,832	34,673,692
Shares for Diluted EPS calculation	38,388,385	35,309,847

About Fushi Copperweld

Fushi Copperweld Inc., through its wholly owned subsidiaries, Fushi International (Dalian) Bimetallic Cable Co. Ltd., and Copperweld Bimetallics LLC, is the leading manufacturer and innovator of copper-clad bimetallic engineered conductor products for electrical, telecommunications, transportation, utilities and industrial applications.  With extensive design and production capabilities, and a long-standing dedication to customer service, Fushi Copperweld is he preferred choice for bimetallic products worldwide.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “will” “believes”, “expects” or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect.  All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

For more information, please contact:

Investors
Nathan J. Anderson, VP/Corporate Development — Fushi Copperweld Inc.
Phone +1.931.433.0482 — E-mail: IR@fushicopperweld.com
Web:  www.fushicopperweld.com

FUSHI COPPERWELD, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2011	2010
	USD	USD
ASSETS
Current assets:
Cash	134,438,395	123,000,338
Accounts receivable, net of allowance for doubtful accounts	63,238,073	65,765,722
Inventories	18,624,451	16,143,922
Advances to suppliers	13,279,119	15,022,976
Prepaid expenses and other current assets	909,681	743,206
Total current assets	230,489,719	220,676,164

Property, plant and equipment, net	121,766,952	124,177,512
Intangible asset, net	510,318	577,587
Land use rights	13,095,516	13,089,733
Deposits for land use right	9,698,760	9,623,181
Goodwill	1,741,697	1,669,789
Other non-current assets	584,052	443,397
Total assets	377,887,015	370,257,363
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term bank loan	650,000	650,000
Accounts payable	5,039,350	3,241,428
Accrued expenses and other current liabilities	11,215,401	15,542,111
Total current liabilities	16,904,751	19,433,539
Long-term bank loan	5,525,000	5,687,500
Deferred income tax liabilities	671,091	669,540
Other non-current liabilities	41,190	65,057
Total liabilities	23,142,032	25,855,636

Shareholders’ equity:
Common stock, $0.006 par value, 100,000,000 shares authorized; 38,203,638 and 38,099,138 shares issued and outstanding as of March 31, 2011 and December 31, 2010, respectively	229,223	228,596
Additional paid-in capital	168,457,599	167,596,792
Retained earnings	147,289,125	140,462,840
Accumulated other comprehensive income	38,769,036	36,113,499
Total shareholders’ equity	354,744,983	344,401,727
Commitments and contingencies
Total liabilities and shareholders’ equity	377,887,015	370,257,363

FUSHI COPPERWELD, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME

	Three-Month Period Ended March 31,
	2011	2010
	USD	USD

Revenues	65,925,866	59,549,842
Cost of revenues	48,777,114	41,728,576
Gross profit	17,148,752	17,821,266

Operating expense:
Selling expenses	1,149,524	1,251,962
General and administrative expenses	5,515,123	3,722,550
Total operating expenses	6,664,647	4,974,512
Income from operations	10,484,105	12,846,754

Other income (expense):
Interest income	228,854	192,790
Interest expense	(98,094)	(508,482)
Gain on cross-currency interest swap derivative	-	128,861
Loss on extinguishment of HY Notes	-	(2,395,778)
Other expense, net	(354,892)	(141,072)
Total other expense	(224,132)	(2,723,681)

Income before income taxes	10,259,973	10,123,073
Income tax expense	(3,433,688)	(1,050,534)

Net income	6,826,285	9,072,539

Other comprehensive income:
Foreign currency translation adjustment, net of nil income taxes	2,655,537	(124,739)
Comprehensive income	9,481,822	8,947,800

Earnings per share:
Basic	0.18	0.26
Diluted	0.18	0.26

FUSHI COPPERWELD, INC.  AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three-Month Period Ended March 31,
	2011	2010
	USD	USD
Cash flows from operating activities:
Net cash provided by operating activities	15,013,956	6,680,019

Cash flows from investing activities:
Payments for acquisition of Jinchuan	-	(5,075,000)
Purchases of property, plant and equipment	(282,486)	(1,262,493)
Cash acquired from acquisition of Jinchuan	-	859,243
Net cash used in investing activities	(282,486)	(5,478,250)

Cash flows from financing activities:
Payment for Jinchuan acquisition	(4,819,107)
Repayment on revolving line of credit	-	(4,033,783)
Repayment on bank loan	(162,500)
Repayment of notes payable	-	(35,600,000)
Proceeds from issuance of common stock and warrants	622,275	59,800,050
Transaction costs paid in connection with issuance common stock	-	(3,438,550)
Net cash provided by (used in) financing activities	(4,359,332)	16,727,717

Effect of foreign currency exchange rate changes on cash	1,065,919	8,891
Net increase in cash	11,438,057	17,938,377

Cash at beginning of period	123,000,338	60,597,849

Cash at end of period	134,438,395	78,536,226

Supplemental disclosure of cash flow information:
Interest paid	98,595	1,395,799
Income taxes paid	2,572,995	1,802,931
Accrual for the acquisition of Jinchuan	-	4,819,107